Exhibit 23.2

Consent of Independent Auditors

We consent to the inclusion in this Registration Statement on Form S-4 of 1st Constitution Bancorp of our report dated February 27, 2019, relating to the financial statements of Shore Community Bank as of and for the years ending December 31, 2018 and 2017 and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Baker Tilly Virchow Krause, LLP

Iselin, New Jersey

August 14, 2019